Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ARMSTRONG LAND COMPANY, INC.

Adopted October 5, 2011

Armstrong Land Company, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”).

DOES HEREBY CERTIFY:

FIRST: That Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows (the “Amendment”):

“FIRST: The name of the corporation (the “Corporation”) is Armstrong Energy, Inc.”

SECOND: That in lieu of a meeting and in accordance with Section 141(f) of the DGCL, the Board of Directors of the Corporation has given written consent to the adoption of the resolutions setting forth the Amendment, declaring the Amendment to be advisable and directing that the Amendment be considered by the stockholders of the Corporation entitled to vote thereon.

THIRD: That the stockholders of the Corporation have approved the Amendment by unanimous vote at a Special Meeting of Stockholders held on October 5, 2011.

FOURTH: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of October 5, 2011.

[Remainder of Page Left Intentionally Blank; Signature Page to Follow]

ARMSTRONG LAND COMPANY, INC.

/s/ Martin D. Wilson
Martin D. Wilson, President

2